Exhibit 15.3

Our ref                                                     VSL/675748-000005/14553515v1

CooTek (Cayman) Inc.
Building 7, No. 2007 Hongmei Road, Xuhui District
Shanghai, 201103
People’s Republic of China

April 15, 2019

Dear Sirs

CooTek (Cayman) Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to CooTek (Cayman) Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2018 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP